Exhibit 10.1

AMENDMENT NO. 4 TO SECOND AMENDED AND RESTATED

CREDIT AGREEMENT

THIS AMENDMENT, dated as of July 9, 2009, by and between Manitex International, Inc., a Michigan corporation formerly known as Veri-Tek International, Corp., and Manitex Inc., a Texas corporation (the “Companies”, and individually a “Company”), and Comerica Bank (“Bank”).

WITNESSETH:

WHEREAS, Companies and Bank entered into that certain Second Amended and Restated Credit Agreement dated April 11, 2007, as amended (the “Agreement”); and

WHEREAS, Companies and Bank wish to amend further the Agreement;

NOW, THEREFORE, Companies and Bank agree as follows:

1. The definition of “Revolving Credit Maturity Date” is amended by deleting the date April 1, 2010 where it appears therein and replacing it with the date April 1, 2012.

2. The definition of “Borrowing Base” is amended to read as follows:

“Borrowing Base” shall mean, as of any determination, the sum of (a) eighty-five percent (85%) of Eligible Accounts, plus (b) eighty-five percent (85%) of Eligible Canadian Accounts, plus (c) the lesser of (i) the Applicable Inventory Percentage of Eligible Inventory and (ii) $9,500,000.

3. Subsection (c) of the definition of “Eligible Account” is amended to read as follows:

(c)	(i) it arises from the sale or lease of goods and such goods have been shipped or delivered to the Account Debtor under such Account, or it arises from services rendered and such services have been performed; or (ii) it is on “Bill and Hold” terms, subject to documentation satisfactory to Bank in its sole discretion; provided, however, the aggregate amount of such accounts does not exceed $5,000,000 (pre-margin);

4. The definition of “Letter of Credit” is amended to read as follows:

“Letter of Credit” shall have the meaning set forth in Section 2.5.

5. Section 1 of the Agreement (Definitions) is amended by adding the following definitions in their appropriate alphabetical order:

“Applicable Inventory Percentage” shall mean (i) sixty percent (60%) from June     , 2009 through December 30, 2009, (ii) fifty-eight percent (58%) from December 31, 2009 through June 29, 2010, (iii) fifty-five percent (55%) from June 30, 2010 through December 30, 2010, (iv) fifty-three percent (53%) from December 31, 2010 through June 29, 2011, and (v) fifty percent (50%) from and after June 30, 2011.

“Base Tangible Effective Net Worth” shall initially mean $3,300,000 on December 31, 2009. Commencing on March 31, 2010, and on the last day of each fiscal quarter thereafter, Base Tangible Effective Net Worth shall permanently increase by an amount equal to fifty percent (50%) of Consolidated net income of Holdings and its Subsidiaries for the fiscal quarter then ending. If there is a loss, net income shall be deemed to be $0.

6. Section 2 of the Agreement is amended to read in its entirety as follows:

2.1 Bank agrees to make Advances to Manitex at any time and from time to time from the effective date hereof until the Revolving Credit Maturity Date, not to exceed the Revolving Credit Maximum Amount in aggregate principal amount at any one time outstanding. Advances under this Section 2 shall be evidenced by the Revolving Credit Note under which advances, repayments and readvances may be made, subject to the terms and conditions of the Revolving Credit Note.

2.2 The Revolving Credit Note shall bear interest from the date hereof on the unpaid principal balance thereof from time to time outstanding as set forth in the Revolving Credit Note. Interest shall be computed, assessed and payable as provided in the Revolving Credit Note.

2.3 Proceeds of Advances under the Revolving Credit Note shall be used solely for general corporate and working capital purposes.

2.4 The aggregate principal amount at any one time outstanding under the Revolving Credit Note plus the Letter of Credit Reserve shall never exceed the lesser of the Revolving Credit Maximum Amount and the Borrowing Base. Manitex shall immediately make all payments necessary to comply with this provision.

2.5 In addition to Advances under the Revolving Credit Note, Bank further agrees to issue, or commit to issue, from time to time, standby letters of credit for the account of Manitex (herein individually called a “Letter of Credit” and collectively “Letters of Credit”) in aggregate undrawn amounts not to exceed One Million Dollars ($1,000,000) at any one time outstanding; provided, however, that the sum of the aggregate amount of Advances outstanding under the Revolving Credit

2

Note plus the Letter of Credit Reserve shall not exceed the lesser of the Revolving Credit Maximum Amount and the Borrowing Base at any one time; and provided further that no Letter of Credit shall, by its terms, have an expiration date which extends beyond the fifth (5th) Business Day before the Revolving Credit Maturity Date or one (1) year after issuance, whichever first occurs. In addition to the terms and conditions of this Agreement, the issuance of any Letters of Credit shall also be subject to the terms and conditions of any letter of credit applications and agreements executed and delivered by Manitex to Bank with respect thereto. Manitex shall pay to Bank annually in advance a per annum Letter of Credit issuance fee equal to a rate to be negotiated between Manitex and Company.

7. Section 4 of the Agreement is amended to read in its entirety as follows:

“[Reserved].”

8. Section 5 of the Agreement is amended to read in its entirety as follows:

“[Reserved].”

9. Section 8.11 of the Agreement is amended to read in its entirety as follows:

8.11 (a) Maintain, as of the last day of each fiscal quarter ending during the periods specified below, Tangible Effective Net Worth of not less than the following:

Date(s)	Tangible Effective Net Worth
At 09/29/09	$1,700,000
At 9/30/09	$2,100,000
At 12/31/09	$3,300,000
03/31/10 and at each fiscal quarter-end thereafter	Base Tangible Effective Net Worth

(b) Maintain, as of the last day of each fiscal quarter, ending during the periods specified below,, a Debt Service Coverage Ratio of not less than the following:

Date(s)	Debt Service Coverage Ratio
6/30/2009 through 03/30/10	1.1. to 1.0
03/31/10 and at each fiscal quarter-end thereafter	1.25 to 1.0

10. Exhibit A to the Agreement (Revolving Credit Note) is deleted and replaced with Exhibit A attached hereto.

3

11. Exhibit C to the Agreement (Compliance Report) is deleted and replaced with Exhibit C attached hereto.

12. This Amendment may be executed in counterparts, of which this is one, all of which shall constitute one and the same instrument.

13. Except as modified hereby, all of the terms and conditions of the Agreement shall remain in full force and effect. Capitalized terms used but not defined herein shall have the meanings given them in the Agreement.

14. Each Company hereby represents and warrants that, after giving effect to the amendment contained herein, (a) execution, delivery and performance of this Amendment and any other documents and instruments required under this Amendment or the Agreement are within such Company’s corporate powers, have been duly authorized, are not in contravention of law or the terms of such Company’s Articles of Incorporation or Bylaws, and do not require the consent or approval of any governmental body, agency, or authority; and this Amendment and any other documents and instruments required under this Amendment or the Agreement, will be valid and binding in accordance with their terms; (b) the continuing representations and warranties of such Company set forth in Sections 7.1 through 7.15 of the Agreement are true and correct on and as of the date hereof with the same force and effect as if made on and as of the date hereof; (c) no Default or Event of Default has occurred and is continuing as of the date hereof.

15. This Amendment shall be effective upon (a) execution of this Amendment by Companies and Bank, (b) execution by Manitex of a new Revolving Credit Note, and (c) payment by the Companies to Bank of the non-refundable amendment fee in the amount of One Hundred Two Thousand Five Hundred Dollars ($102,500).

4

WITNESS the due execution hereof as of the day and year first above written.

BANK:		COMPANIES:

COMERICA BANK		MANITEX INTERNATIONAL, INC.

By:	/s/ James Q. Goudie	By:	/s/ David H. Gransee
Its:	Vice President & AGM	Its:	Vice President and CFO

MANITEX, INC.

		By:	/s/ David H. Gransee
		Its:	Vice President and CFO

EXHIBIT “A”

Master Revolving Note
Prime Referenced Rate Maturity Date-Optional Advances (Business and Commercial Loans Only)

AMOUNT	NOTE DATE	MATURITY DATE
$20,500,000	July 9, 2009	April 1, 2012

On or before the Maturity Date set forth above, FOR VALUE RECEIVED, the undersigned promise(s) to pay to the order of COMERICA BANK (herein called “Bank”), at any office of the Bank in the State of Michigan, the principal sum of TWENTY MILLION FIVE HUNDRED THOUSAND DOLLARS ($20,500,000), or so much of said sum as has been advanced and is then outstanding under this Note, together with interest thereon at the Prime Referenced Rate plus the Applicable Margin.

This Note is a note under which Advances, repayments and re-Advances may be made from time to time, subject to the terms and conditions of this Note; provided, however, in no event shall Bank be obligated to make any Advances or re-Advances hereunder (notwithstanding anything expressed or implied herein or elsewhere to the contrary) in the event that any Default, or any condition or event which, with the giving of notice or the running of time, or both, would constitute a Default, shall have occurred and be continuing or exist.

Accrued and unpaid interest on the unpaid principal balance outstanding hereunder shall be payable monthly, in arrears, on the first Business Day of each month, until maturity (whether as stated herein, by acceleration, or otherwise). Interest accruing hereunder shall be computed on the basis of a year of 360 days, and shall be assessed for the actual number of days elapsed, and in such computation, effect shall be given to any change in the applicable interest rate as a result of any change in the Prime Referenced Rate on the date of each such change.

From and after the occurrence of any Default hereunder, and so long as any such Default remains unremedied or uncured thereafter, the Indebtedness outstanding under this Note shall bear interest at a per annum rate of three percent (3%) above the otherwise applicable interest rate hereunder, which interest shall be payable upon demand. In addition to the foregoing, a late payment charge equal to five percent (5%) of each late payment hereunder may be charged on any payment not received by Bank within ten (10) calendar days after the payment due date therefor, but acceptance of payment of any such charge shall not constitute a waiver of any Default hereunder.

In no event shall the interest payable under this Note at any time exceed the maximum rate permitted by law.

The amount and date of each advance hereunder, its applicable interest rate and the amount and date of any repayment shall be noted on Bank’s records, which records shall be conclusive evidence thereof, absent manifest error; provided, however, any failure by

Bank to make any such notation, or any error in any such notation, shall not relieve the undersigned of its/their obligations to repay Bank all amounts payable by the undersigned to Bank under or pursuant to this Note, when due in accordance with the terms hereof.

In the event that any payment under this Note becomes due and payable on any day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day, and, to the extent applicable, interest shall continue to accrue and be payable thereon during such extension at the rates set forth in this Note.

All payments to be made by the undersigned to Bank under or pursuant to this Note shall be in immediately available United States funds, without setoff or counterclaim, and in the event that any payments submitted hereunder are in funds not available until collected, said payments shall continue to bear interest until collected.

The undersigned may prepay all or part of the outstanding balance of any Indebtedness hereunder at any time without premium or penalty. Any prepayment hereunder shall also be accompanied by the payment of all accrued and unpaid interest on the amount so prepaid.

If the adoption after the date hereof, or any change after the date hereof in, any applicable law, rule or regulation (whether domestic or foreign) of any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank with any request or directive (whether or not having the force of law) made by any such authority, central bank or comparable agency after the date hereof: (a) shall subject Bank to any tax, duty or other charge with respect to this Note or any Indebtedness hereunder, or shall change the basis of taxation of payments to Bank of the principal of or interest under this Note or any other amounts due under this Note in respect thereof (except for changes in the rate of tax on the overall net income of Bank imposed by the jurisdiction in which Bank’s principal executive office is located); or (b) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Bank, or shall impose on Bank or the foreign exchange and interbank markets any other condition affecting this Note or the Indebtedness hereunder; and the result of any of the foregoing is to increase the cost to Bank of maintaining any part of the Indebtedness hereunder or to reduce the amount of any sum received or receivable by Bank under this Note by an amount deemed by the Bank to be material, then the undersigned shall pay to Bank, within fifteen (15) days of the undersigned’s receipt of written notice from Bank demanding such compensation, such additional amount or amounts as will compensate Bank for such increased cost or reduction. A certificate of Bank, prepared in good faith and in reasonable detail by Bank and submitted by Bank to the undersigned, setting forth the basis for determining such additional amount or amounts necessary to compensate Bank shall be conclusive and binding for all purposes, absent manifest error.

In the event that any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to Bank, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by Bank with any guideline, request or directive of any such authority (whether or not having the force of law), including any risk-based capital guidelines, affects or would affect the amount of capital required or expected to be maintained by Bank (or any corporation controlling Bank), and Bank determines that the amount of such capital is increased by or based upon the existence of any obligations of Bank hereunder or the maintaining of any Indebtedness hereunder, and such increase has the effect of reducing the rate of return on Bank’s (or such controlling corporation’s) capital as a consequence of such obligations or the maintaining of such Indebtedness hereunder to a level below that which Bank (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy), then the undersigned shall pay to Bank, within fifteen (15) days of the undersigned’s receipt of written notice from Bank demanding such compensation, additional amounts as are sufficient to compensate Bank (or such controlling corporation) for any increase in the amount of capital and reduced rate of return which Bank reasonably determines to be allocable to the existence of any obligations of the Bank hereunder or to maintaining any Indebtedness hereunder. A certificate of Bank as to the amount of such compensation, prepared in good faith and in reasonable detail by the Bank and submitted by Bank to the undersigned, shall be conclusive and binding for all purposes absent manifest error.

This Note and any other indebtedness and liabilities of any kind of the undersigned (or any of them) to the Bank, and any and all modifications, renewals or extensions of it, whether joint or several, contingent or absolute, now existing or later arising, and however evidenced and whether incurred voluntarily or involuntarily, known or unknown, or originally payable to the Bank or to a third party and subsequently acquired by Bank including, without limitation, any late charges; loan fees or charges; overdraft indebtedness; costs incurred by Bank in establishing, determining, continuing or defending the validity or priority of any security interest, pledge or other lien or in pursuing any of its rights or remedies under any loan document (or otherwise) or in connection with any proceeding involving the Bank as a result of any financial accommodation to the undersigned (or any of them); and reasonable costs and expenses of attorneys and paralegals, whether inside or outside counsel is used, and whether any suit or other action is instituted, and to court costs if suit or action is instituted, and whether any such fees, costs or expenses are incurred at the trial court level or on appeal, in bankruptcy, in administrative proceedings, in probate proceedings or otherwise (collectively “Indebtedness”) are secured by and the Bank is granted a security interest in and lien upon all items deposited in any account of any of the undersigned with the Bank and by all proceeds of these items (cash or otherwise), all account balances of any of the undersigned from time to time with the Bank, by all property of any of the undersigned from time to time in the possession of the Bank and by any other collateral, rights and properties described in each and every deed of trust, mortgage, security agreement, pledge, assignment and other security or collateral agreement which has been, or will at any time(s) later be, executed by any (or all) of the undersigned to or for the benefit of the Bank

(collectively “Collateral”). Notwithstanding the above, (i) to the extent that any portion of the Indebtedness is a consumer loan, that portion shall not be secured by any deed of trust or mortgage on or other security interest in any of the undersigned’s principal dwelling or in any of the undersigned’s real property which is not a purchase money security interest as to that portion, unless expressly provided to the contrary in another place, or (ii) if the undersigned (or any of them) has (have) given or give(s) Bank a deed of trust or mortgage covering California real property, that deed of trust or mortgage shall not secure this Note or any other indebtedness of the undersigned (or any of them), unless expressly provided to the contrary in another place, or (iii) if the undersigned (or any of them) has (have) given or give(s) the Bank a deed of trust or mortgage covering real property which, under Texas law, constitutes the homestead of such person, that deed of trust or mortgage shall not secure this Note or any other indebtedness of the undersigned (or any of them) unless expressly provided to the contrary in another place.

Upon the occurrence and at any time during the continuance or existence of any of a Default, Bank may, at its option and without prior notice to the undersigned (or any of them), declare any or all of the Indebtedness to be immediately due and payable (notwithstanding any provisions contained in the evidence of it to the contrary), sell or liquidate all or any portion of the Collateral, set off against the Indebtedness any amounts owing by the Bank to the undersigned (or any of them), charge interest at the default rate provided in the document evidencing the relevant Indebtedness and exercise any one or more of the rights and remedies granted to the Bank by any agreement with the undersigned (or any of them) or given to it under applicable law.

The undersigned authorize(s) the Bank to charge any account(s) of the undersigned (or any of them) with the Bank for any and all sums due hereunder when due; provided, however, that such authorization shall not affect any of the undersigned’s obligation to pay to the Bank all amounts when due, whether or not any such account balances that are maintained by the undersigned with the Bank are insufficient to pay to the Bank any amounts when due, and to the extent that are insufficient to pay to the Bank all such amounts, the undersigned shall remain liable for any deficiencies until paid in full.

If this Note is signed by two or more parties (whether by all as makers or by one or more as an accommodation party or otherwise), the obligations and undertakings under this Note shall be that of all and any two or more jointly and also of each severally. This Note shall bind the undersigned, and the undersigned’s respective heirs, personal representatives, successors and assigns.

The undersigned waive(s) presentment, demand, protest, notice of dishonor, notice of demand or intent to demand, notice of acceleration or intent to accelerate, and all other notices, and agree(s) that no extension or indulgence to the undersigned (or any of them) or release, substitution or nonenforcement of any security, or release or substitution of any of the undersigned, any guarantor or any other party, whether with or without notice, shall affect the obligations of any of the undersigned. The undersigned waive(s) all defenses or right to discharge available under Section 3-605 of the Michigan Uniform Commercial Code and waive(s) all other suretyship defenses or right to discharge. The undersigned agree(s) that the Bank has the right to sell, assign, or grant participations or any interest in, any or all of the Indebtedness, and that, in connection with this right, but without limiting its ability to make other disclosures to the full extent allowable, the Bank may disclose all documents and information which the Bank now or later has relating to the undersigned or the Indebtedness. The undersigned agree(s) that the Bank may provide information relating to this Note or relating to the undersigned to the Bank’s parent, affiliates, subsidiaries and service providers.

The undersigned agree(s) to reimburse Bank, or any other holder or owner of this Note, for any and all costs and expenses (including, without limit, court costs, legal expenses and reasonable attorneys’ fees, whether inside or outside counsel is used, whether or not suit is instituted, and, if suit is instituted, whether at the trial court level, appellate level, in a bankruptcy, probate or administrative proceeding or otherwise) incurred in collecting or attempting to collect this Note or the Indebtedness or incurred in any other matter or proceeding relating to this Note or the Indebtedness.

The undersigned acknowledge(s) and agree(s) that there are no contrary agreements, oral or written, establishing a term of this Note and agree(s) that the terms and conditions of this Note may not be amended, waived or modified except in a writing signed by an officer of the Bank expressly stating that the writing constitutes an amendment, waiver or modification of the terms of this Note. As used in this Note, the word “undersigned” means, individually and collectively, each maker, accommodation party, endorser and other party signing this Note in a similar capacity. If any provision of this Note is unenforceable in whole or part for any reason, the remaining provisions shall continue to be effective. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF MICHIGAN, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

For the purposes of this Note, the following terms have the following meanings:

“Applicable Margin” means two percent (2%) per annum.

“Business Day” means any day, other than a Saturday, Sunday or any other day designated as a holiday under Federal or applicable State statute or regulation, on which Bank is open for all or substantially all of its domestic and international business (including dealings in foreign exchange) in Detroit, Michigan, and, in respect of notices and determinations relating to the Daily Adjusting LIBOR Rate, also a day on which dealings in dollar deposits are also carried on in the London interbank market and on which banks are open for business in London, England.

“Daily Adjusting LIBOR Rate” means, for any day, a per annum interest rate which is equal to the quotient of the following:

(i) for any day, the per annum rate of interest determined on the basis of the rate for deposits in United States Dollars for a period equal to one (1) month appearing on Page BBAM of the Bloomberg Financial Markets Information Service as of 11:00 a.m. (Detroit, Michigan time) (or as soon thereafter as practical) on such day, or if such day is not a Business Day, on the immediately preceding Business Day. In the event that such rate does not appear on Page BBAM of the Bloomberg Financial Markets Information Service (or otherwise on such Service) on any day, the “Daily Adjusting LIBOR Rate” for such day shall be determined by reference to such other publicly available service for displaying eurodollar rates as may be reasonably selected by Bank, or, in the absence of such other service, the “Daily Adjusting LIBOR Rate” for such day shall, instead, be determined based upon the average of the rates at which Bank is offered dollar deposits at or about 11:00 a.m. (Detroit, Michigan time) (or as soon thereafter as practical), on such day, or if such day is not a Business Day, on the immediately preceding Business Day, in the interbank eurodollar market in an amount comparable to the principal amount of the Indebtedness hereunder and for a period of one (1) month;

divided by

(ii) 1.00 minus the maximum rate (expressed as a decimal) on such day at which Bank is required to maintain reserves on “Euro-currency Liabilities” as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Bank is required to maintain reserves against a category of liabilities which includes eurodollar deposits or includes a category of assets which includes eurodollar loans, the rate at which such reserves are required to be maintained on such category.

“Default” means any Event of Default as defined in the Loan Agreement.

“Loan Agreement” means that certain Second Amended and Restated Credit Agreement dated April 11, 2007 by and among the undersigned and Bank, as may be amended from time to time.

“Prime Rate” means the per annum interest rate established by Bank as its prime rate for its borrowers, as such rate may vary from time to time, which rate is not necessarily the lowest rate on loans made by Bank at any such time.

“Prime Referenced Rate” means, for any day, a per annum interest rate which is equal to the Prime Rate in effect on such day, but in no event and at no time shall the Prime Referenced Rate be less than the sum of the Daily Adjusting LIBOR Rate for such day plus two and one-half percent (2.50%) per annum. If, at any time, Bank determines that it is unable to determine or ascertain the Daily Adjusting LIBOR Rate for any day, the Prime Referenced Rate for each such day shall be the Prime Rate in effect at such time, but not less than two and one-half percent (2.50%) per annum.

No delay or failure of Bank in exercising any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof, or the exercise of any other power, right or privilege.

The rights of Bank under this Note are cumulative and not exclusive of any right or remedies which Bank would otherwise have, whether by other instruments or by law.

THE MAXIMUM INTEREST RATE SHALL NOT EXCEED 25% PER ANNUM OR THE HIGHEST APPLICABLE USURY CEILING, WHICHEVER IS LESS.

THE UNDERSIGNED AND BANK, BY ACCEPTANCE OF THIS NOTE, ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED UNDER CERTAIN CIRCUMSTANCES. TO THE EXTENT PERMITTED BY LAW, EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS NOTE OR THE INDEBTEDNESS.

This Note amends and restates that certain Master Revolving Note dated as of April 11, 2007, made in the original principal amount of Sixteen Million Five Hundred Thousand Dollars ($16,500,000) by the undersigned payable to Bank (the “Prior Note”); provided, however, (i) the execution and delivery by the undersigned of this Note shall not, in any manner or circumstance, be deemed to be a payment of, a novation of or to have terminated, extinguished or discharged any of the undersigned’s indebtedness evidenced by the Prior Note, all of which indebtedness shall continue under and shall hereinafter be evidenced and governed by this Note, and (ii) all collateral and guaranties securing or supporting the Prior Note shall continue to secure and support this Note.

This Note is issued pursuant to the Loan Agreement, to which reference is hereby made.

MANITEX INC.
OBLIGOR NAME TYPED/PRINTED

By:
SIGNATURE OF

Its:
TITLE

3000 South Austin Avenue	Georgetown	Texas	78628
STREET ADDRESS	CITY	STATE	ZIP

For Bank Use Only
LOAN OFFICER INITIALS JQG	LOAN GROUP NAME Middle Market II – West Oakland	BASE RATE INDEX 20129	OBLIGOR NAME Manitex Inc.
LOAN OFFICER ID. NO.	LOAN GROUP NO.	OBLIGOR NO.	NOTE NO.	AMOUNT $20,500,000

EXHIBIT “C”

COMPLIANCE REPORT

To:	Comerica Bank

Re:	Manitex International, Inc. and Manitex Inc. Second Amended and Restated Credit Agreement dated as of April 11, 2007, as amended (“Credit Agreement”)

This Compliance Report (“Report”) is furnished pursuant to Section 8.10 of the Credit Agreement and sets forth various information as of                     , 200     (the “Computation Date”).

1. Tangible Effective Net Worth. On the Computation Date, Tangible Effective Net Worth, which is required to be not less than $            , was $            , as computed in the supporting documents attached hereto as Schedule 1.

2. Debt Service Coverage Ratio. On the Computation Date, the Debt Service Coverage Ratio, which is required to be not less than             to 1.0 was             to 1.0, as computed in the supporting documents attached hereto as Schedule 2.

The undersigned officer hereby certifies that to the best of his knowledge, after due inquiry:

A. All of the information set forth in this Report (and in any Schedule attached hereto) is true and correct in all material respects.

B. As of the Computation Date, the Companies have observed and performed all of its covenants and other agreements contained in the Credit Agreement.

C. I have personally reviewed the Credit Agreement and this Report is based on an examination sufficient to assure that this Report is accurate.

D. Except as stated as Schedule 3 hereto (which shall describe any existing Event of Default or event which with the passage of time and/or the giving of notice, would constitute an Event of Default and the notice and period of existence thereof and any action taken with respect thereto or contemplated to be taken by Companies), no Event of Default, or event which with the passage of time and/or the giving of notice would constitute an Event of Default, has occurred and is continuing on the date of this Report.

Capitalized terms used in this Report and in the schedules hereto, unless specifically defined to the contrary, have the meanings given to them in the Credit Agreement.

IN WITNESS WHEREOF, Holdings has caused this Report to be executed and delivered by its duly authorized officer this      day of                     , 20    .

MANITEX INTERNATIONAL, INC.

By:
Its:

MANITEX INC.

By:
Its: